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Exhibit 4.2.1

THIS NOTE AND, IF APPLICABLE, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) ISSUER RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO ISSUER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

GENTIUM S.P.A.

SERIES A SENIOR CONVERTIBLE PROMISSORY NOTE

ISSUE DATE:

        FOR VALUED RECEIVED, pursuant to the terms of this promissory note and the text of the official English translation of the resolution relating to the issuance of this promissory note approved by the extraordinary shareholders' meeting of Gentium S.p.A. on September 30, 2004 as amended and supplemented by an additional extraordinary shareholders' meeting of Gentium S.p.A. on October 8, 2004 (the "Company Resolution"), herewith enclosed as Exhibit A (the terms of this promissory note and the Company Resolution, the "Note"), the undersigned, GENTIUM S.P.A., a joint stock company (società per azioni) incorporated and organized under the laws of the Republic of Italy (the "Issuer"), hereby promises to pay to the order of [Name of Investor] or its assigns (the "Noteholder"), the principal sum of [Amount of Investment] ("Principal Amount"), together with any unpaid accrued interest thereon, in the manner set forth below. All payments hereunder shall be made as set forth below, and each such payment shall be made in lawful money of the United States of America.

        This Note is subject to the following terms and conditions:

        Section 1.    Subscription Agreement.    This Note is one of a series of "Notes" issued pursuant to Subscription Agreements between Issuer and the subscribers named therein (the "Subscription Agreements"). This Note is subject to the terms and conditions of that certain Subscription Agreement dated as of [            ] by and between Issuer and the original Noteholder hereof (the "Subscription Agreement"), and capitalized terms not expressly defined herein shall have the meaning ascribed to such terms in the Subscription Agreement.

        Section 2.    Payment.    The entire balance of this Note, including any accrued but unpaid interest, shall be due and payable upon the earlier date to occur of: (i) the second anniversary of the issuance of the Note; or (ii) thirty (30) days after completion of a registered initial public offering ("Initial Public Offering") of the stock of Issuer on any of Nasdaq National or SmallCap Market, the American Stock Exchange or the New York Stock Exchange (the "Maturity Date"), in each case upon twenty (20) days' prior written notice. Payment of this Note shall be made by surrender of this Note to Issuer at its offices at Piazza XX Settembre, n.2, 22079 Villa Guardia, Como, Italy, or at such other place as is designated in writing by Issuer.

        Section 3.    Interest.    The per annum rate of interest to be charged on the Principal Amount shall be seven percent (7%) through March 31, 2005, ten percent (10%) per annum from April 1, 2005 until Maturity Date and Libor (as defined below) plus twelve percent (12%) thereafter ("Interest Rate") payable at the option of Issuer, either (x) in arrears on each April 1 and October 1, commencing April 1, 2005 or (y) on the Maturity Date, in the case of this clause (y), with interest accruing from the date hereof (the "Issue Date"). Interest shall be computed on the basis of a year of 360 days (consisting of twelve 30-day months) and the actual number of days elapsed. Interest payable under this

Note shall be paid by Issuer to Noteholder by wire transfer of immediately available funds to an account designated by Noteholder by written notice to Issuer prior to the issuance of the Note. For purpose of this Note, "Libor" shall mean with respect to each 30-day interest period, an interest rate per annum equal to the offered rate for one month deposits in dollars in the London interbank market for such 30-day period, as published by Bloomberg Financial Services, as of 11:00 A.M. (London time) on the day which is two (2) business days immediately prior to the commencement of such interest period.

        Notwithstanding anything to the contrary in this Note or any related writing, all agreements between Issuer and Noteholder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Noteholder exceed the maximum amount permissible under applicable law. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Noteholder does not intend to charge or collect any unearned interest in the event of acceleration. If, from any circumstance whatsoever, interest would otherwise be payable to Noteholder in excess of the maximum lawful amount, the interest payable to Noteholder shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Noteholder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal hereof such excess shall be refunded to Issuer. All interest paid or agreed to be paid to Noteholder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal (including the period of any extension or renewal hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Issuer and Noteholder.

        Section 4.    Affirmative Covenants.    So long as this Note remains outstanding, Issuer covenants and agrees that:

          4.1.    Notice of Event of Default.    Issuer will provide the Noteholder with prompt written notice upon the occurrence of any Event of Default (as defined in Section 8).

          4.2.    Maintenance of Corporate Existence and Properties.

            (a)    Corporate Existence and Rights.    Issuer will at all times do or cause to be done all things necessary to maintain, preserve and renew the corporate existence of Issuer and each material subsidiary, if any, and its related rights, patents and franchises, and comply with all related laws applicable to Issuer and each material subsidiary, if any; provided, however, that nothing contained in this Section 4.2(a) shall (i) require Issuer or any subsidiary to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of Issuer or such subsidiary, or (ii) require Issuer or any subsidiary to comply with any law so long as the validity or applicability thereof shall be contested in good faith by appropriate proceedings, unless the penalty for noncompliance would have, individually or in the aggregate, a material adverse effect on the business, operations, conditions (financial or otherwise), assets or results of operations of Issuer and its subsidiaries, if any, taken as a whole (a "Material Adverse Effect").

            (b)    Maintenance of Corporate Offices.    Except upon 60 days' prior written notice to the holders of the Notes, Issuer will at all times maintain its corporate offices at the address specified in Section 12 hereof to which notices, presentations and demands to or upon Issuer in respect of the Notes may be given or made.

            (c)    Maintenance of Properties.    Issuer will maintain or cause to be maintained in good repair, working order and condition, all material properties used in the business of Issuer and any subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

          4.3.    Reservation and Availability of Shares of Common Stock.    The Company shall at all times have authorized and reserved, free from any preemptive or similar rights, and shall keep available out of its authorized and unissued shares of Common Stock, the number of shares of Common Stock that will be sufficient to permit the conversion in full of all outstanding Notes from time to time.

          4.4.    Insurance.    Issuer and its subsidiaries, if any, will maintain or cause to be maintained insurance against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than amounts generally maintained by other companies engaged in similar businesses.

          4.5.    Books and Records.    Issuer and its subsidiaries, if any, will at all times keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its consolidated financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting practices (subject to customary and reasonable year-end adjustments).

        Section 5.    Security Interest.    Finanziaria Sirton S.p.A., the sole shareholder of Issuer ("Finanziaria Sirton"), has entered into a Pledge Agreement with a representative of the holders of the Notes (the "Pledge Agreement"), pursuant to which Finanziaria Sirton will secure the performance of all of the obligations of Issuer under the Notes through a pledge to the holders of the Notes of up to one million six hundred fifty thousand (1,650,000) shares constituting thirty-three percent (33%) of the shares of outstanding Common Stock of Issuer (the "Pledged Shares"), with the actual number of Pledged Shares to depend upon the aggregate principal amount of Notes issued pursuant to Subscription Agreements and to amount to twenty thousand five hundred ninety-nine (20,599) shares per one hundred thousand dollars ($100,000) of Notes issued.

        Section 6.    Optional Conversion.

          (a)    Maturity Date.    All principal outstanding under this Note shall be convertible at the option of Noteholder on any date commencing on the earlier to occur of (1) the closing of the Initial Public Offering (provided that the Noteholders deliver an irrevocable election to convert this Note no later than three days following receipt of notice from the Company as described in the next sentence) and (2) the one year anniversary of the Issue Date, and prior to the Stated Redemption Date (as defined in Section 10 below), upon written notice to Issuer, into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Principal Amount by the lesser of (y) an amount equal to either (i) ninety percent (90%) of the per share price of the Company's common stock, par value €1 per share (the "Common Stock") in the Initial Public Offering (but not less than $6.00 per share) if the Company completes the Initial Public Offering on or prior to the one year anniversary of the Issue Date or (ii) $6.00 if the Company has not completed an Initial Public Offering on or prior to the one year anniversary of the Issue Date (the "Conversion Price"). The Company shall provide notice to the Noteholders of the proposed date for requesting acceleration of its registration statement with respect to the Initial Public Offering no later than one week prior to such proposed date. The Conversion Price shall be subject to adjustment from time to time in accordance with the provisions of this Section 6 and the Company Resolution enclosed herewith.

          (b)    Adjustments to Conversion Price for Certain Diluting Issues.

            (i)    Special Definitions.    For purposes of this Section 6(b), the following definitions apply:

              (1)   "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

              (2)   "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

              (3)   "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or pursuant to Section 6(b)(iii), deemed to be issued) by Issuer after the Issue Date, other than shares of Common Stock issued or issuable:

                (A)  to officers, directors or employees of, or consultants to, Issuer pursuant to any compensation agreement, plan or arrangement or the issuance of Common Stock upon the exercise of any such options or warrants;

                (B)  upon conversion of existing convertible securities outstanding as of the Issue Date (including, without limitation, the Notes);

                (C)  upon exercise of outstanding warrants existing as of the Issue Date (including, without limitation, the warrants issued pursuant to the Subscription Agreements);

                (D)  to an institution or bank lender in connection with a loan transaction or equipment lease;

                (E)  to any persons or entities as consideration for an acquisition by Issuer of any entity or business, or other similar transaction; or

                (F)  upon exercise of warrants issued under the Subscription Agreements or conversion of Notes, in each case whether or not existing as of the Issue Date.

            (ii)    No Adjustment of Conversion Price.    Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6(b)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by Issuer is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

            (iii)    Deemed Issue of Additional Shares of Common Stock.    In the event Issuer at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

              (1)   no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

              (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to Issuer, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

              (3)   no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event Issuer, at any time after the Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(b)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, (x) if the issuance or deemed issuance occurs prior to the completion of the Initial Public Offering, to a price (calculated to the nearest cent) equal to the price per share received by the Issuer upon the issuance of Additional Shares of Common Stock or (y) if the issuance occurs following the completion of the Initial Public Offering, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by Issuer for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

            (v)    Determination of Consideration.    For purposes of this Section 6(b), the consideration received by Issuer for the issue of any Additional Shares of Common Stock shall be computed as follows:

              (1)    Cash and Property.    Such consideration shall:

                (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by Issuer excluding amounts paid or payable for accrued interest or accrued dividends;

                (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of Issuer; and

                (C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of Issuer for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of Issuer.

              (2)    Options and Convertible Securities.    The consideration per share received by Issuer for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(b)(iii), relating to Options and Convertible Securities shall be determined by dividing

                (A)  the total amount, if any, received or receivable by Issuer as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to Issuer upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

              (c)    Cancellation of Note Upon Conversion.    Issuer and the Noteholder each agree to execute any and all documents that may be required in connection with any such conversion, and upon receipt by the Noteholder of certificates representing Common Stock issued pursuant to a conversion, the Noteholder shall surrender this Note to Issuer for cancellation.

        This Note shall cease to be convertible as provided herein at and following the Stated Redemption Date.

        Section 7.    Payment of Note.    Subject to Section 1 hereof, Issuer will punctually pay or cause to be paid the amounts due hereunder at the dates and places and in the manner specified herein. Any sums required to be withheld from any payment on this Note by operation of law or pursuant to any order, judgment, execution, treaty, rule or regulation may be withheld by Issuer and paid over in accordance therewith. Payment of the principal of and interest on this Note is expressly made senior in right of payment to all indebtedness of Issuer except for indebtedness to Sirton S.p.A., an affiliate of the Issuer, in the aggregate amount of three million euros (€3,000,000), a mortgage loan with Banca Nazionale del Lavoro in the approximate amount of two million euros (€2,000,000), a loan with Cassa di Risparmio di

Parma e Piacenza, in the approximate amount of four hundred eighty-seven thousand one hundred euros (€487,100) and a loan with Cassa di Risparmio di Parma e Piacenza, in the approximate amount of three hundred eighty-seven seven hundred and sixty euros (€387,760).

        Section 8.    Events of Default.    The following are Events of Default hereunder:

          (a)   any failure by Issuer to pay when due all or any Principal Amount and interest hereunder; or

          (b)   any material representation or warranty by Issuer set forth in the Subscription Agreement between Issuer and Noteholder pursuant to which the Note was purchased proves to have been incorrect, false or misleading in any material respect when made; or

          (c)   any material default under the Pledge Agreement; or

          (d)   Issuer, pursuant to or within the meaning of any Bankruptcy Law (as defined below):

            (i)    commences a voluntary case or proceeding;

            (ii)   consents to the entry of an order for relief against it in an involuntary case or proceeding;

            (iii)  consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property;

            (iv)  makes a general assignment for the benefit of its creditors; or

            (v)   admits in writing its inability to pay its debts as the same become due; or

          (d)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (i)    is for relief against Issuer or any of its subsidiaries in an involuntary case;

            (ii)   appoints a Custodian of Issuer or any of its subsidiaries or for all or substantially all of the property of Issuer or any of its subsidiaries; or

            (iii)  orders the liquidation of Issuer or any of its subsidiaries;

and, in each case, such order or decree remains unstayed and in effect for sixty (60) consecutive days.

        The term "Bankruptcy Law" means title 11 of the U.S. Code, the Italian Insolvency Act meaning the r.d. 16-3-1942, n. 267 and its implementing legislation, or any similar foreign, United States federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        Section 9.    Remedies on Default.    Upon the occurrence or existence of an Event of Default, Noteholders representing a majority-in-interest of the then outstanding Notes which Noteholders shall include Generation Capital Associates, by notice in writing to Issuer (the "Acceleration Notice"), may declare the principal amount of the Notes and all accrued and unpaid interest to be due and payable immediately, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived, in the event that Issuer shall not have cured such Event of Default within ten (10) business days after receipt of such notice, except in the case of any Event of Default under Sections (8)(c) and (d) above, in which event acceleration shall be automatic, become immediately due and payable. Upon the occurrence of any Event of Default, the Noteholder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity. If an Event of Default occurs, Issuer shall pay to the Noteholder the reasonable attorneys' fees and disbursements and all other out-of-pocket costs incurred by the

Noteholder in order to collect amounts due and owing under this Note or otherwise to enforce the Noteholder's rights and remedies hereunder.

        Section 10.    Issuer Redemption.    Pursuant to the terms of this Section 10, Issuer (x) shall redeem all but not less than all of the unpaid Principal Amount of this Note, together with all unpaid accrued interest hereon and all other amounts due hereunder through such redemption date (the "Redemption Amount"), if any of the following events occurs:

          (i)    any dissolution, liquidation or winding up of Issuer ("Dissolution Event"); or

          (ii)   (A) a merger in which the Issuer is not the surviving entity and pursuant to which the Issuer's shareholders prior to the merger hold less than a majority of the outstanding equity securities of the surviving entity following the merger or (B) sale of all of substantially all of the assets of Issuer;

          and (y) at any time prior to the Maturity Date (except as set forth in clause (x) above), with the written consent of Noteholders representing a majority-in-interest of the then outstanding Notes which Noteholders shall include Generation Capital Associates, Issuer may redeem all or any portion of the unpaid Principal Amount of this Note, together with all unpaid accrued interest hereon and all amounts due hereunder through such redemption date, which Redemption Amount, in the cases of clauses (x) and (y) of this Section 10, shall be distributed ratably among each holder of the Notes so that each Noteholder receives that portion of the Redemption Amount available for distribution as the Principal Amount of this Note bears to the aggregate principal amount of all Notes then outstanding.

        Notice of a redemption shall be mailed to Noteholder by registered or certified, return receipt mail, or by a nationally-recognized overnight courier, at least twenty (20) days before the redemption date (the "Stated Redemption Date"). The notice, which shall govern the terms of the redemption, shall include such disclosures as are required by applicable law and shall state:

          (i)    the Stated Redemption Date and the Redemption Amount;

          (ii)   that this Note shall cease to accrue interest, or, if applicable, be convertible, after the Stated Redemption Date;

          (iii)  that Noteholder will be required to surrender this Note to Issuer at the address specified in the notice prior to 5:00 pm, New York City time, on the Stated Redemption Date and must complete any forms reasonably relating thereto proposed by Issuer; and

          (iv)  the instructions that Noteholder must follow in order to surrender this Note for redemption.

        On the Stated Redemption Date, Issuer shall (i) accept for payment this Note (or a portion hereof) and (ii) deliver to Noteholder payment in an amount in cash equal to the Redemption Amount, in the manner specified with respect to principal payments herein. Once notice of redemption is mailed by Issuer, such notice shall be irrevocable and shall bind Issuer and Noteholder, and the Redemption Amount specified in such notice of redemption shall be due and payable on the Stated Redemption Date. If Noteholder fails to surrender this Note to Issuer prior to 5:00 pm, New York City time, on the Stated Redemption Date, then this Note (or that portion of this Note representing the amount being so redeemed) shall cease to accrue interest, or, if applicable, be convertible, after such Stated Redemption Date. Upon redemption of this Note, or a portion hereof pursuant to clause (y) above, by Issuer as provided in this Section 10, the debt evidenced hereby, or by that portion of this Note so redeemed, as applicable, shall be deemed extinguished in its entirety. If this Note shall have been redeemed in part, Issuer shall, promptly following the Stated Redemption Date, issue to

Noteholder a new Note for the Principal Amount not so redeemed under this Section 10, which new Note shall in all other respects be identical to this Note.

        Section 11.    Loss, Theft, Destruction or Mutilation of Note.    Upon notice by the Noteholder to Issuer of the loss, theft, destruction or mutilation of this Note, and of indemnity or security reasonably satisfactory to Issuer, and upon reimbursement to Issuer of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, Issuer will make and deliver a new Note of like tenor, in lieu of this Note.

        Section 12.    Notice.    Except as otherwise expressly specified herein, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by an internationally recognized overnight courier service; by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested); by facsimile transmission or by hand delivery:

  If to Issuer:
  Gentium, S.p.A.
  Piazza XX Settembre, n.2
  22079 Villa Guardia Como
  Italy
  Attention: Dott. Sauro Carsana
  Fax: +39 031 385333

        If to the Noteholder, to the address set forth in the signature page in the Subscription Agreement pursuant to which this Note was issued or such other address as provided by the Noteholder to Issuer in writing.

        Any party may designate a different notice address, contact person, telephone number of facsimile number with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 12. Any notice sent by internationally recognized overnight mail courier service shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 12. Any notice sent by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested), shall be deemed to be delivered five business days after mailing. Any notice sent by facsimile transmission shall be deemed delivered as of the open of business on the business day following the date on which sent provided the sender receives written confirmation of transmission and provided that within 24 hours such notice is also sent by regular mail or by an internationally-recognized overnight mail courier service to the appropriate address specified above. Any notice sent by hand delivery shall be deemed delivered as of the date of delivery.

        Section 13.    Amendments.    This Note may not be changed orally, but only, in the case of an amendment or modification by an agreement in writing and signed by Issuer and Noteholders representing a majority-in-interest of the then outstanding Notes which Noteholders shall include Generation Capital Associates, and in the case of a waiver, by the party (or in the case of Noteholder, by Noteholders representing a majority-in-interest of the then outstanding Notes which Noteholders shall include Generation Capital Associates) against whom enforcement of any waiver is sought; provided, that no such amendment, modification or waiver shall be binding on a Noteholder without such Noteholder's consent in the event that the amendment, modification or waiver (i) reduces the rate, or extends the time of payment, of any interest on any Note; (ii) reduces the amount, or extends the time of payment of any installment or other payment of principal on any Note; (iii) decreases or forgives the principal amount of any Note; or (iv) releases all or any portion of the shares of Common Stock of Issuer pledged pursuant to the Pledge Agreement.

        Section 14.    Governing Law; Waiver of Jury Trial.    This Note shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws, except for the application of the provisions of Italian law concerning the proper authorization and issuance of notes. In case of any inconsistencies between the text of this Note and the text of the Company Resolution, the text of the Company Resolution shall govern. ISSUER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR THE ENFORCEMENT OR COLLECTION OF THIS NOTE. In the event that a judicial proceeding is necessary, the exclusive forums for resolving disputes arising out of or relating to this Note are either the Supreme Court of the State of New York in and for the County of New York or the federal courts for such State and County, and all related appellate courts, the parties hereby irrevocably consent to the jurisdiction of such courts and agree to said venue.

        Section 15.    Collection Costs.    In the event that the Noteholder shall, after the occurrence and during the continuance of an Event of Default (and provided that the Noteholder shall be permitted, at such time, to enforce its rights hereunder and retain payments received hereunder), turn this Note over to an attorney for collection, Issuer shall further be obligated to the Noteholder for the Noteholder's reasonable attorneys' fees and expenses incurred in connection with such collection, if successful.

        Section 16.    Severability.    The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Note, which shall remain in full force and effect. If any provision of this Note shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

        Section 17.    Successors and Assigns.    All the covenants, stipulation, promises and agreements in this Note contained by or on behalf of Issuer shall bind its successors and assigns, whether or not so expressed. Noteholder may assign its rights hereunder in the manner and to the persons permitted under that certain Investor Rights Agreement, of even date herewith, by and among Issuer and the investors listed as parties thereto.

        Section 18.    Headings.    The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Issuer has duly caused this Note to be signed on its behalf, in its corporate name and by its duly authorized officer as of Issue Date set forth above.

GENTIUM S.P.A.
By:	/s/ Laura Ferro Name: Dr. Laura Ferro Title: Chief Executive Officer

        The issuer hereby expressly agrees that the competent jurisdiction for any proceedings concerning this agreement is exclusively either the Supreme Court of the State of New York in and for the County of New York or the federal courts for such State and County, and all related appellate courts.

GENTIUM S.P.A.
By:	/s/ Laura Ferro Name: Dr. Laura Ferro Title: Chief Executive Officer

EXHIBIT A

TERMS AND CONDITIONS OF THE
GENTIUM S.P.A. CONVERTIBLE NOTE

Article 1—"Series A Senior Gentium S.p.A." convertible note

        On September 30, 2004 and October 8, 2004, the extraordinary shareholders' meeting of "Gentium S.p.A." (hereinafter the "Company") resolved, among other things, to issue Convertible Notes known as "gentium S.p.A. Series A Senior Convertible Notes" for the total amount of US$ 8,010,000=, consisting of 8,010= notes, each with a nominal value of US$ 1,000= (hereinafter the "Note"). At the same time, the extraordinary shareholders' meeting also resolved to carry out a splittable capital increase of a maximum of € 1,335,000 by issuing, in one or more installments, a maximum of 1,335,000 ordinary shares, each with a nominal value of € 1, intended exclusively and irrevocably, until the date as of article 5 of this Regulation, to exercise the right of conversion granted to the holders of the convertible notes that constitute this Note (hereinafter also referred to as the "Noteholders" or the "Noteholder").

Article 2—Transferability and circulation of the securities

        The securities are nominative.

        It is specified that:

          (i)    the Note may be placed only with qualified investors in the United States and in Europe (in compliance with the applicable law and regulations in force in Italy and in the other countries of the European Union), while it is expressly forbidden any public solicitation in Italy by the Company;

          (ii)   the proper authorization and the issuance of the Notes will be governed by Italian law; with regard to circulation of the securities, however, the board of directors of the Company, subject to the aforesaid limits, may add to, expand and amend this Regulation, also to ensure that it complies with current legislative and regulatory provisions in force in the United States of America.

        The notes under this Regulation, and the securities that may be issued upon their conversion are not registered under the Securities Act of 1933 and subsequent modifications (hereinafter referred to as the "Act") or any state securities laws and neither these securities nor any interest therein may be offered, sold, used as guarantee, disposed of or otherwise transferred unless (1) a registration statement with respect thereto is valid under the terms of the Act and any applicable state securities laws or (2) the Company receives the opinion of counsel to the holder of these securities, the counsel and the opinion being reasonably satisfactory to the Company, stating that these securities may be offered, sold, used as guarantee, disposed of or transferred in the manner contemplated without an effective registration statement under the Act or any applicable state securities laws.

Article 3—Duration

        This Note, including any interest payable but unpaid, will mature and will be payable when the first of the following possible events has taken place (hereinafter the "Maturity Date"):

          (i)    24 months have elapsed from the date of issue of the Note;

          (ii)   30 (thirty) days after completion of a registered initial public offer of the Company's shares on the Nasdaq National or SmallCap Market, American Stock Exchange or New York Stock Exchange (hereinafter referred to as the "Initial Public Offer" or "IPO"); in either case subject to 20 (twenty) days notice to be sent to each subscriber by express courier to the address given by each one in the subscription documents or to any other address subsequently communicated to the

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  Company according to the procedure set out in Article 9. Payment of the Note will be made by the Company at its offices at Piazza XX Settembre, 2, 22079 Villa Guardia, Como, Italy, or at any other place specified by the Company itself in writing.

Article 4—Interest

        The annual interest rate, gross of withholding tax, (hereinafter referred to as the "Interest Rate"), which will be charged on the Principal Amount will be:

  •
  7% (seven percent) until March 31, 2005;

  •
  10% (ten percent) per year from April 1, 2005 until Maturity Date;

  •
  Libor rate (as defined below) plus 12% (twelve percent) for the months following the natural maturity of 24 months; interest payable, at the Company's discretion:

either (x) in arrears, every first day of the month of April and every first day of the month of October, starting from the first day of the month of April 2005 or (y) on the Maturity Date and, in the case provided for by this clause (y), with interest that will be payable from the date of issue of the notes (hereinafter referred to as the "Issue Date").

        Interest will be calculated on the basis of a 360 day year (consisting of 12 months of 30 days) and of the actual number of days that have passed.

        Interest that is payable must be paid by the Company to the Noteholder by wire transfer of immediately available funds to an account specified in writing by the Noteholder to the Company before the Note is issued. For the purposes of this article, the term "Libor" shall mean, with regard to each thirty-day interest period, an annual interest rate equal to the rate offered for one month dollar deposits in dollars in the London interbank market for such thirty-day period, as published by Bloomberg Financial Services as of 11:00 a.m. (London time) on the day which is 2 (two) working days immediately prior to the beginning of such interest period.

        In the event that, as a result of the conversion or another reason, the interest should be calculated for a period that ends on a date other than a payment date, the interest will be calculated by applying the Interest Rate to the total nominal value and multiplying this amount by the Fractional Rate (as defined below). This resulting amount will be rounded up or down to the nearest cent.

        For the purposes of this article, the term "Fractional Rate" shall mean the actual number of days that have passed in the reference period from the most recent Payment Date (or from the Issue Date) included to the date on which the interest must be calculated (excluding the latter date), divided by the actual number of days there are in the same reference period between the Payment Date (or the Issue Date) included and the subsequent Payment Date (excluded).

        Regardless of any other contrary provision contained in these terms and conditions or in any other written document relating to it, all agreements between the Company and the Noteholder, however they may be stipulated, whether written or verbal, are hereby restricted so that under no circumstances, whether for reasons related to a demand for payment or to the due date being brought forward or to any other matter, will the agreed interest charged or received by the Noteholder exceed the maximum amount allowed by current laws and in particular Law no. 108 of March 7, 1996, as subsequently amended. The right to bring forward the due date under the terms of this Note does not include the right to bring forward any interest that has not matured in some other way on the day on which the due date is brought forward, and the Noteholder does not intend to collect any interest that has not matured in the event of a due date being brought forward. If for any reason the interest payable to the Noteholder should exceed the maximum amount allowed by law, the interest payable to the Noteholder must be reduced to the maximum amount allowed by current laws; and if for any reason the Noteholder should receive an amount which is considered by currently applicable laws to be interest

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which exceeds the maximum amount allowed, an amount equal to the surplus interest will be allocated to reducing the capital to be repaid in the event of non-conversion rather than to the payment of interest. If this surplus interest exceeds the unpaid balance of the capital, this surplus amount must be repaid to the Company. Subject to the limits imposed by current laws, all the interest paid or which has been agreed to be paid to the Noteholder must be repaid, distributed proportionately, allocated and distributed throughout the entire period until total repayment of the capital has been made (including the period of any respective extension or deferment) so that the interest for this entire period does not exceed the maximum value allowed by current laws.

        This Article must govern all the agreements between the Company and the Noteholders.

Article 5—Conversion Right

        The Notes will be convertible, at the Noteholder's discretion, on any day after the first of the following two events has taken place:

  (1)
  closing of the Initial Public Offer (provided that the Noteholders deliver an irrevocable election to convert the notes no later than three days following receipt of notice from the Company of the proposed date for requesting acceleration of its registration statement with respect to the IPO; notice that will be sent no later than one week prior to such proposed date);

  (2)
  the end of the first year from the Issue Date,

and before the early repayment date, as provided for in article 7 below, after a written notification has been sent to the Company.

        The conversion may be carried out by allocating to each note with a nominal value of US$ 1,000 a number of ordinary shares (the "Conversion Shares") equal to the quotient (hereinafter referred to as the "Conversion Ratio") obtained by dividing (x) the Principal Amount of the notes by the smaller (y) of the two amounts corresponding to:

  1.
  90% (ninety percent) of the price fixed in the Initial Public Offer (but not less than $6.00 per share) for the ordinary shares in the Company (with a nominal value of € 1.00 per share and hereinafter referred to as the "Conversion Shares") if the Company should complete the Initial Public Offer within 12 months of the Issue Date,

  2.
  US$6.00, if the Company has not completed the Initial Public Offer within one year of the Issue Date.

        In the event that, as a result of the provisions of this article, at the time of conversion the Noteholder should be owed a number of Conversion Shares which is not a whole number, Conversion Shares will be delivered for each Note up to the whole number and the value of the fraction determined on the basis of the price of the Initial Public Offer (but not less than $6.00 per share), if this offer has taken place, or of the price of US$6.00, will be paid in cash by the Company to the Noteholder. The Conversion Ratio will be subject to adjustment from time to time in accordance with article 6. Up until the time when the term fixed for conversion has expired, the Company may not resolve to reduce the share capital voluntarily or to amend the provisions of the articles of incorporation regarding the distribution of profits, unless the Noteholders have been given the power, by means of a notice delivered to the company registration office with which the Company is registered at least ninety days before the convocation of the meeting, to exercise the conversion right within thirty days of publication.

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Article 6—Adjustments of the conversion ratio

        If during the period elapsing between the Issue Date and the last available date for conversion any one of the events specified in this Article 6 should take place, the Company will inform the Noteholders, by the methods stated in Article 9, that an adjustment (the "Adjustment") has been made to the Conversion Ratio, stating what the new Conversion Ratio resulting from the amendment is in accordance with the provisions of this Article 6. The Adjustment will be determined in accordance with the law and the following provisions, on the basis of the latest of any Conversion Ratios determined from time to time.

        In particular:

          (a)   Subject to the terms of letter (e) below, if the Company should carry out paid capital increases or issue further notes convertible into shares, warrants on shares or similar securities (the "Other Financial Instruments") offered as an option to shareholders, this option will also be granted, under the same terms and conditions, to the Noteholders on the basis of the same Conversion Ratio.

          (b)   If the Company should carry out a regrouping or splitting of shares, the number of Conversion Shares pertaining to each Note will be changed in accordance with the ratio according to which the regrouping or splitting of shares has been carried out and the Conversion Ratio will be adapted accordingly.

          (c)   Subject to the provisions of letter (e) below, if the Company should carry out an unpaid capital increase by issuing new shares, the number of Conversion Shares owed to each Noteholder must be increased in proportion to the number of the Company's shares issued and the Conversion Ratio must be changed accordingly. It is understood that if the Company should carry out an unpaid capital increase by increasing the nominal unit value of the shares, the Conversion Ratio will not undergo Adjustments and the number of Conversion Shares pertaining to each Note will not be changed.

          (d)   In the event of a merger between the Company and another company (other than in the event of a merger in which the Company is the surviving company), and in the event of a spin-off, each Note must be granted a right of conversion into a number of shares in the Company, or in the companies resulting from the merger or spin-off equivalent to the number of shares that would be allocated to each ordinary Gentium share, on the basis of the respective exchange ratio, if the Note was converted before the effective date of the merger or spin-off.

          (e)   No Adjustment will be made to the Conversion Ratio if shares or Other Financial Instruments newly issued are reserved by the Company for the directors and/or employees of the Company, or given to the latter by way of severance pay.

          (f)    In any case, in the event that the Company should carry out extraordinary operations on its capital during the period between the Issue Date and the last available date for conversion, the Conversion Ratio and the corresponding number of Conversion Shares will be adjusted in accordance with the agreements made by the Company with the Noteholders or their representative in compliance with applicable legal and regulatory provisions. It is understood that under no circumstances may the shares offered for conversion be issued for a value lower than the nominal value.

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Article 7—Early Redemption

        The Company (x) shall redeem all but not less than all of the unpaid Principal Amount of this Note, together with all unpaid accrued interest hereon and all other amounts due hereunder through such redemption date (the "Redemption Amount"), if any of the following events occurs:

          (i)    any dissolution, liquidation or winding up of the Company ("Dissolution Event"); or

          (ii)   (A) a merger in which the Company is not the surviving entity and pursuant to which the Company's shareholders prior to the merger hold less than a majority of the outstanding equity securities of the surviving entity following the merger or (B) sale of all of substantially all of the assets of the Company;

          and (y) at any time prior to the Maturity Date (except as set forth in clause (x) above), with the written consent of Noteholders representing a majority-in-interest of the then outstanding Notes, the Company may redeem all or any portion of the unpaid Principal Amount of the Note, together with all unpaid accrued interest hereon and all amounts due hereunder through such redemption date, which Redemption Amount, in the cases of clauses (x) and (y) of this Article, shall be distributed ratably among each holder of the Notes so that each Noteholder receives that portion of the Redemption Amount available for distribution as the Principal Amount of the Note bears to the aggregate principal amount of all Notes then outstanding.

        Notice of a redemption shall be mailed to Noteholder by registered or certified, return receipt mail, or by a nationally-recognized overnight courier, at least twenty (20) days before the redemption date (the "Stated Redemption Date"). The notice, which shall govern the terms of the redemption, shall include such disclosures as are required by applicable law and shall state:

          (i)    the Stated Redemption Date and the Redemption Amount;

          (ii)   that the Note shall cease to accrue interest, or, if applicable, be convertible, after the Stated Redemption Date;

          (iii)  that Noteholder will be required to surrender this Note to the Company at the address specified in the notice prior to 5:00 pm, New York City time, on the Stated Redemption Date and must complete any forms reasonably relating thereto proposed by the Company; and

          (iv)  the instructions that Noteholder must follow in order to surrender this Note for redemption.

On the Stated Redemption Date, the Company shall (i) accept for payment this Note and (ii) deliver to Noteholder payment in an amount in cash equal to the Redemption Amount, in the manner specified in this Article. Once notice of redemption is mailed by the Company, such notice shall be irrevocable and shall bind the Company and Noteholder, and the Redemption Amount specified in such notice of redemption shall be due and payable on the Stated Redemption Date. If Noteholder fails to surrender this Note to the Company prior to 5:00 pm, New York City time, on the Stated Redemption Date, then this Note (or that portion of this Note representing the amount being so redeemed) shall cease to accrue interest, or, if applicable, be convertible, after such Stated Redemption Date. Upon redemption of this Note, the debt evidenced hereby shall be deemed extinguished in its entirety.

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Article 8—Guarantees

8.1—Precedence
and subordination

        Under the terms of Articles 3 and 4 of these terms and conditions, the Company will be required promptly to pay or arrange for the payment of the amounts payable on the dates and in the places specified herein. Any amount that has to be withheld from a payment on this Note either by law or in compliance with any order, resolution, writ of execution, agreement, rule or regulation, may be withheld by the Company and paid to the relevant beneficiary in accordance with the aforesaid provisions.

        Repayment of the capital of this Note and the payment of interest matured on it take precedence over the payment of any of the Company's debts, with the exception of: (i) the debt owed to Sirton S.p.A., a company belonging to the same group of companies as the Company, amounting to € 3,000,000 (three million Euro) in total, (ii) a mortgage loan from Banca Nazionale del Lavoro amounting to approximately € 2,000,000 (two million Euro), (iii) a loan from Cassa di Risparmio di Parma e Piacenza amounting approximately to € 487,100 (four hundred and eighty seven thousand one hundred Euro) and (iv) a loan from Cassa di Risparmio di Parma e Piacenza amounting to approximately € 387,760 (three hundred and eighty seven thousand seven hundred and sixty Euro).

8.2—Pledge

        Finanziaria Sirton S.p.A., the sole shareholder of the Company (hereinafter referred to as "Finanziaria Sirton"), will draw up a pledge agreement with the representative of the Noteholders (hereinafter referred to as the "Pledge Agreement"), under the terms of which Finanziaria Sirton will guarantee the performance of all the duties of the Company under the terms of the Convertible Notes by means of a pledge in favor of the Noteholders of a maximum of 1,650,000 (one million six hundred and fifty thousand) shares constituting 33% (thirty three percent) of the Company's ordinary shares in circulation (hereinafter referred to as the "Shares Given as Guarantee"), the actual number of Shares Given as Guarantee depending on the total Principal Amount of the Notes issued under the terms of the subscription agreements and amounting to 20,599 (twenty thousand five hundred and ninety-nine) for US$100,000 (one hundred thousand dollars) of Notes issued.

Article 9—Notifications

        Unless otherwise specified, all the notifications and communication required or permitted by these terms and conditions must be written and sent by international courier, with delivery within 24 hours, by registered or recorded post with advice of receipt (or, in the case of a notification sent to an Italian address, by express international post with advice of receipt), by fax or delivered by hand:

  If to the Company:
  Gentium, S.p.A.
  Piazza XX settembre no 2
  22079 Villa Guardia, Como
  Italy
  F.A.O.: Dott. Sauro Carsana
  Fax: +39 031 385333

        If to the holder of the convertible notes:

          to the name and address specified in the Register of Noteholders kept by the Company.

        Each party may choose a different address, contact, telephone number or fax number by sending a notification in which it informs the other party of these changes in accordance with the provisions of this article.

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        For the purposes of this article, any notification sent by international express courier with delivery within 24 hours will be understood to have been delivered to the postal address on the expected delivery date with adequate proof of postal delivery. Any notification sent by recorded or registered post with advice of receipt (or, in the case of a notification sent to an Italian address, by international express post with advice of receipt), will be understood to have been delivered within five working days of it being sent. Any notification sent by fax will be understood to have been delivered at the beginning of the working day following the day on which it is sent, provided that the sender receives written confirmation of successful transmission and provided that within 24 hours this notification is also sent by ordinary post or by international courier with delivery within 24 hours to the address specified above. Any notification delivered by hand will be understood to have been delivered on the date of delivery.

Article 10—Tax System

        Interest on notes paid by an Italian company which is unlisted at the time when the Note is issued is subject to withholding tax under the terms of article 26 of Presidential Decree no. 600/1973.

        The withholding is applied at a rate of 12.5% (securities maturing within no less than 18 months) if, at the time of issue, the actual rate of return is no higher than the Official Discount Rate (now the minimum participation rate for variable rate operations set by the ECB) plus 2/3. If the actual rate of return is higher the standard rate of 27% is applied.

        Treaties on Double Taxation normally provide for the interest on notes to be taxed in the country of residence of the beneficiary. However, the country of residence of the party disbursing the interest is normally granted the right to tax this interest by means of a withholding for which a maximum threshold is set.

        The party disbursing the interest is entitled to choose between applying the standard rate, which will give the beneficiary the right to request reimbursement of the surplus tax withheld by comparison with the rate set by the treaty, and applying the terms of the treaties directly, provided that the beneficiary can provide the documentation required by the individual treaties.

Article 11—Miscellaneous

        Ownership of the Notes implies full acceptance of all the conditions imposed by these terms and conditions. For any dispute relating to the Notes and to the provisions of this Regulation, the exclusive forums are either the Supreme Court of the State of New York and for the County of New York, or the Federal Courts for such State and County, and all related Appellate Courts.

/s/ Laura Iris Ferro Laura Iris Ferro
/s/ Massimo Caspani Notary Massimo Caspani

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